Exhibit 23.1

[Letterhead of Ernst & Young LLP]

CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference of our reports dated February 8, 2002 in the Registration Statement (Form S-8) pertaining to the American Standard Companies Inc. 2002 Omnibus Incentive Plan and the American Standard Companies Inc. Employee Stock Purchase Plan, with respect to the consolidated financial statements of American Standard Companies Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, and the related financial statement schedules incorporated by reference therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
July 12, 2002